Exhibit 10.15
FISERV, INC. 2007 OMNIBUS INCENTIVE PLAN
STOCK OPTION AWARD MEMORANDUM
STANDARD (ST RET)

Employee:                    [FIRST NAME] [LAST NAME]
Grant Date:                     [GRANT DATE]
Number of Shares Subject to Option:     [NUMBER OF SHARES]
Exercise Price per Option Share:         [EXERCISE PRICE]
Type of Option:                Non-Qualified
Vesting Schedule:

Portion of Option:	Date Exercisable
1/3	1st anniversary of Grant Date
1/3	2nd anniversary of Grant Date
1/3	3rd anniversary of Grant Date

Expiration Date:                 10 years after the Grant Date

Additional terms and conditions of your Award are included in the Stock Option Agreement. As a condition to your ability to exercise your Option, you must log on to Fidelity’s website at www.netbenefits.fidelity.com and accept the terms and conditions of this Award within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Award within such time at www.netbenefits.fidelity.com, this Award will be forfeited and immediately terminate.

Note: Sections 5(c) and 7(b) of the Stock Option Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this Award, you agree to be bound by these restrictions.
1

STOCK OPTION AGREEMENT
Pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”), Fiserv, Inc., a Wisconsin corporation (the “Company”), has granted you an Option to purchase such number of shares of Company common stock (the “Option Shares”) as set forth in the Award Memorandum on the terms and conditions set forth in this agreement (this “Agreement”), the Award Memorandum and the terms of the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.
In the event of a conflict between the terms of this Agreement or the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.

1.    Grant Date; Type of Option. The Option is granted to you on the Grant Date set forth in the Award Memorandum. If the Option is designated as a “non-qualified stock option” in the Award Memorandum, then the Option will not be treated by you or the Company as an incentive stock option as defined in Section 422 of the Code. If the Option is designated as an “incentive stock option” in the Award Memorandum, then the Option is intended to satisfy the requirements of Section 422 of the Code.

2.    Termination of Option. Your right to exercise the Option and to purchase the Option Shares shall expire and terminate in all events on the earliest of (a) the Expiration Date set forth in the Award Memorandum or (b) the date upon which exercise is no longer permitted pursuant to Section 7 or (c) your failure to accept the terms of this Agreement, the Award Memorandum and the Plan within the time period and in the manner specified in this Agreement.

3.    Exercise Price. The purchase price to be paid upon the exercise of the Option will be the Exercise Price Per Option Share set forth in the Award Memorandum.

4.    Vesting; Provisions Relating to Exercise. Once you become entitled to exercise any part of the Option (and to purchase Option Shares) pursuant to the vesting schedule set forth in the Award Memorandum, that right will continue until the date on which the Option expires and terminates. The right to purchase Option Shares under the Option is cumulative, so that if the full number of Option Shares is not purchased in a single transaction, the balance may be purchased at any time or from time to time thereafter during the term of the Option. The Administrator, in its sole discretion, may at any time accelerate the time at which the Option becomes exercisable by you with respect to any Option Shares. The Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred part of the Option at any time if you are not in compliance with all applicable provisions of this Agreement, the Award Memorandum and the Plan.

5.    Confidential Information, Non-Competition, and Related Covenants.

(a)    Definitions.

(i)    “Fiserv” means the Company, its direct and indirect Subsidiaries, affiliated entities, successors, and assigns.

(ii)    “Confidential Information” means all trade secrets, Innovations (as defined below), confidential or proprietary business information and data, computer software, and database technologies or technological information, formulae, templates, algorithms, designs, process and systems information, processes, intellectual property rights, marketing plans, client lists and specifications, pricing and cost information and any other confidential information of Fiserv or its clients, vendors or subcontractors that relates to the business of Fiserv or to the business of any client, vendor or subcontractor of Fiserv or any other party with whom Fiserv agrees to hold information in confidence, whether patentable, copyrightable or protectable as a trade secret or not, except: (A) information that is, at the time of disclosure, in the public domain or that is subsequently published or otherwise becomes part of the public domain through no fault of yours; or (B) information that is disclosed by you under order of law or governmental regulation; provided, however, that you agree to notify the General Counsel of Fiserv upon receipt of any request for disclosure as soon as possible prior to any such disclosure so that appropriate safeguards may be maintained.

(iii)    “Competing Product or Service” means any product or service that is sold in competition with, or is being developed and that will compete with, a product or service developed, manufactured, or sold by Fiserv. For purposes of this Section 5, Competing Products or Services as to you are limited to products and/or services with respect to which you participated in the development, planning, testing, sale, marketing or evaluation on behalf of Fiserv during any part of the 24 months preceding the termination of your employment with Fiserv, or for which you supervised one or more Fiserv employees, units, divisions or departments in doing so.

(iv)    “Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in the sale or marketing of any Competing Product or Service.

(v)    “Innovations” means all developments, improvements, designs, original works of authorship, formulas, processes, software programs, databases, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets, that you, either by yourself or jointly with others, create, modify, develop, or implement during the period of your employment with Fiserv that relate in any way to Fiserv’s business.

(vi)    “Moral Rights” means any rights to claim authorship of a work of authorship, to object to or prevent the modification of any such work of authorship, or to withdraw from circulation or control the publication or distribution of any such work of authorship.

(vii)    “Client” means any person, association or entity: (A) for which you directly performed services or for which you supervised others in performing services with Fiserv during any part of the 24 months preceding the termination of your employment with Fiserv; or (B) about which you have Confidential Information as a result of your employment with Fiserv.

(viii)    “Prospective Client” means any person, association or entity: (A) who or with which Fiserv was in active business discussions or negotiations at any time during any part of the 24 months preceding the termination of your employment with Fiserv, in which you participated or for which you directly performed services or for which you supervised others in performing services with Fiserv; or (B) about which you have Confidential Information as a result of your employment with Fiserv.

(ix)    “Vendor” means a third party unaffiliated with Fiserv that contracts with Fiserv to provide services to Fiserv or its clients.

(x)    “Addendum” means a jurisdiction-specific provision for certain employees of Fiserv who are employed to work and/or reside in certain jurisdictions that modifies and/or supplements the terms of Section 5 of this Agreement to the extent specified in the Addendum. The Addendum will be incorporated into, construed jointly with, modify and/or supplement the terms of Section 5 of this Agreement.

(b)    During your employment, Fiserv will provide you with Confidential Information relating to Fiserv, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to Fiserv. You agree that all Confidential Information is and shall remain the sole and absolute property of Fiserv. Upon the termination of your employment for any reason, you shall immediately return to Fiserv all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. You further agree that, without the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board of Directors of the Company:

(i)    You will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of Fiserv, , or use any Confidential Information of Fiserv to solicit Clients, Prospective Clients or Vendors, other than in connection with the authorized activities conducted in the course of your employment with Fiserv. You agree to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information.

(ii)    All Innovations are and shall remain the sole and absolute property of Fiserv. You will provide all assistance requested by Fiserv, at its expense, in the preservation of its interest in any Innovations in any country, and hereby assign and agree to assign to Fiserv all rights, title and interest in and to all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property rights in any Innovation. You also assign and agree to assign to Fiserv, or where applicable, to waive, which waiver shall inure to the benefit of Fiserv and its assigns, all Moral Rights in any Innovation.

(iii)    Notwithstanding the preceding statements, you understand that, pursuant to 18 U.S.C. §1833(b)(1) and §1833(b)(2):
(A)    An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (I) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(B)    An individual who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (I) files any document containing the trade secret under seal and (II) does not disclose the trade secret, except pursuant to court order.
You understand that if you are found to have wrongfully misappropriated a trade secret, you may be liable to the Company for, among other things, exemplary damages and attorneys’ fees.

(c)    You acknowledge and agree, that by reason of your employment, you will have access to Confidential Information and may come into contact with Clients, Prospective Clients and Vendors of Fiserv and develop and maintain relationships with such Clients, Prospective Clients and Vendors. You further acknowledge that such relationships have been developed at great expense by Fiserv. You acknowledge and agree that any post-employment efforts by you to work for a Competitor, Client or Prospective Client or to solicit the business of Fiserv would necessarily require the use of Fiserv’s Confidential Information that was obtained by you during your employment. For these and other legitimate business reasons, Fiserv is entitled to reasonable protection against unfair exploitation, diversion and misappropriation of its Confidential Information and its relationships with Clients, Prospective Clients and Vendors through misappropriation of Fiserv’s Confidential Information. Consequently, you agree that, without the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board of Directors of the Company, you shall not engage in any of the conduct described in subsections (i) or (ii), below, either directly or indirectly, or as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm, partnership or corporation:

(i)    During the time of your employment with Fiserv, you will not:

(A)    perform duties as or for a Competitor, Client or Prospective Client of Fiserv (except to the extent required by your employment with Fiserv); or
(B)     entice, induce, encourage, urge or solicit Clients, Prospective Clients or Vendors of Fiserv to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv; or
(C)     entice, induce, encourage, urge or solicit any employee to leave employment with Fiserv or become employed by a Competitor, Client, Prospective Client, or Vendor of Fiserv. The provisions of this Section 4(c)(i)(C) shall apply to any employee of Fiserv with whom you worked during any part of the 24 month period preceding the termination of your employment with Fiserv.
(ii)    For a period of 12 months following the date of termination of your employment, you will not:

(A)     perform duties as or for a Competitor of Fiserv that are the same as or similar to the duties performed by you for Fiserv at any time during any part of the 24 month period preceding the termination of your employment with Fiserv;

(B)    perform duties as or for a Client or Prospective Client of Fiserv that are the same or similar to the duties performed by you for Fiserv at any time during any part of the 24 month period preceding the termination of your employment with Fiserv and which involve a Competing Product or Service;
(C)     entice, induce, encourage, urge or solicit Clients, Prospective Clients, or Vendors of Fiserv to currently and/or prospectively breach, modify or terminate any agreement or relationship they have or had with Fiserv;
(D)    entice, induce, encourage urge or solicit any employee to leave employment with Fiserv or become employed by a Competitor, Client or Prospective Client or Vendor of Fiserv. The provisions of this Section 4(c)(ii)(D) shall apply to any employee of Fiserv with whom you worked during any part of the 24 month period preceding the termination of your employment with Fiserv; or
(E)    participate voluntarily or provide assistance or information to any person or entity either negotiating with Fiserv involving a Competing Product or Service, or concerning a potential or existing business or legal dispute with Fiserv, including, but not limited to, litigation, except as may be required by law.
(d)    No provision of these subsections 5(c)(i) and 5(c)(ii) will apply to limit or restrict your conduct under this Agreement during or after your employment, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is unenforceable under state law, unless the provision may be construed or deemed amended to be enforceable under state law by a court of competent jurisdiction, in which case the provision will apply as construed or amended. Certain state laws that may limit the enforceability of subsections 4(c)(i) and 4(c)(ii) are set forth in the Addendum that will be provided and/or made available to you concurrently with this Agreement.

(e)    You acknowledge and agree that compliance with this Section 5 and, if applicable, Section 7(b)(iii) is necessary to protect the Company, and that a breach of any of this Section 5 or Section 7(b)(iii) will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this Section 5, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company may institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this Section 5 or Section 7(b)(iii), or to enjoin you from performing services in breach of Section 5. You hereby agree to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

(f)    You further agree that, in the event of your breach of this Section 5 or in accordance with Section 7(b)(vi)(C), the Company shall also be entitled to recover the value of all amounts previously paid or payable and any shares (or the current value of any shares) delivered or deliverable to you pursuant to any Fiserv bonus program, this Agreement, and any other Fiserv plan or arrangement.

(g)    You agree that the terms of this Agreement shall survive the termination of your employment with the Company.

(h)    YOU HAVE READ THIS SECTION 5 AND SECTION 7(b) AND AGREE THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREE THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON YOUR ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

6.    Exercise of Option. To exercise the Option, you must complete the transaction through our administrative agent’s website at www.netbenefits.fidelity.com or call its toll free number at (800) 544-9354, specifying the number of Option Shares being purchased as a result of such exercise, and make payment of the full Exercise Price for the Option Shares being purchased. In no event may a fraction of a share be exercised or acquired. You must also pay any taxes or other amounts required to be withheld as provided in Section 14 of this Agreement.

7.    Termination of Employment.

(a)    Vesting. If you cease to be an employee of the Company or any Subsidiary of the Company for any reason (a “Termination Event”), the Option, to the extent vested, may be exercised as described in subsection (c) below. The remaining Options Shares that are not vested on the date of your Termination Event will become exercisable as follows:

Reason for Termination Event	Unvested Options that Become Exercisable
Death or Disability	100%
Retirement	Continued Vesting as Described Below
Any other reason	0%

If you are regularly scheduled to work less than 20 hours per calendar week for the Company or any Subsidiary of the Company, you will be deemed to have experienced a Termination Event.

(b)    Continued Vesting Upon Retirement.

(i)    For purposes of this Section 7, “Retirement” means the cessation of service as an employee for any reason other than death, Disability or termination for Cause if:

(A)     you are at least 60 years of age and have at least 10 years of continuous service with the Company and its Subsidiaries; and

(B)    you have provided advance notice of your retirement as described below, unless a shorter period is approved by the Company’s Chief Executive Officer, Chief Human Resources Officer or their respective designees:

(1)     If you are employed at the Vice President level or below, you have provided at least 6 month’s advance notice of your retirement; or

(2)     If you are employed at the Senior Vice President level or above, you have provided at least 12 month’s advance notice of your retirement.

The Chief Executive Officer or Chief Legal Officer of the Company shall make a determination if there is a question as to the level of an employee and the applicable notice requirement.

(ii)    After your Retirement, the unvested portion of the Option shall continue to vest on the normal vesting dates indicated in the Award Memorandum as if you had not ceased to be an employee.

(iii)    If you are employed at the Director level or higher as of the date of your Retirement, then in addition to the obligations set forth in Section 5 for the period set forth therein, while any portion of this Award remains unvested and for one year after the last vesting event of any equity award held by you at the time of Retirement (the “Restricted Period”), you may not:

(1)     perform work of any kind for a Competitor, including as an employee, board member, consultant or otherwise;

(2)     perform work for a non-Competitor other than as permitted by clause (iv) below; or

(3)     violate any post-employment covenant applicable to you under any agreement in effect with, or policy of, the Company or any of its Subsidiaries (each of (1)-(3) being a “Post-Retirement Violation”).

(iv)    During the Restricted Period you may work for a non-Competitor; provided that you may not have a role or responsibilities similar to or greater than those which you had while employed by the Company. For the sake of clarity, work for a non-profit and service as a director for a non-Competitor are expressly permitted.

(v)    While this Award is outstanding, as a condition to continued vesting, upon request of the Company, you must certify that you have not engaged in a Post-Retirement Violation and must provide such information as the Company requests in order to verify such certification.

(vi)    Without limiting any other provision of this Agreement, including Section 5 as applicable, if a Post-Retirement Violation occurs:

(A)     vesting of any unvested Options shall immediately cease;

(B)     and is of the nature described in (iii)(2) above, then (1) any Option Shares that were acquired upon exercise after the Post-Retirement Violation and relate to any portion of this Option that vested after the Post-Retirement Violation are subject to recoupment (either the actual shares or the current value thereof), (2) any portion of this Option that vested after the Post-Retirement Violation shall be deemed terminated, and (3) any unvested portion of this Option as of the date of the Post-Retirement Violation shall be deemed terminated;

(C)     during the first 12 months following Retirement and is of the nature described in (iii)(1) or (3) above, the remedies available to the Company under Section 5(e), including recoupment of Option Shares, shall apply and this Option, whether vested or unvested, shall be deemed terminated as of the date of your Retirement; and

(D)    after the one-year anniversary of your Retirement, and is of the nature described in (iii)(1) or (3) above, then (1) any Option Shares that were acquired upon exercise after Retirement and relate to any portion of this Option that vested after Retirement are subject to recoupment (either the actual shares or the current value thereof), (2) any portion of this Option that vested after Retirement shall be deemed terminated, and (3) any unvested portion of this Option as of the date of the Post-Retirement Violation shall be deemed terminated.

(vii)    All determinations regarding whether you have engaged in a Post-Retirement Violation shall be made by the Compensation Committee.

(viii)    If you die after Retirement and prior to the date the Option vests in full (and provided that a Post-Retirement Violation has not occurred), then the Option shall become fully vested as of the date of your death and shall remain exercisable in accordance with subsection (c)(iii) below.

(c)    Deadline for Exercise.

(i)    Subject to Section 7(e), if your Termination Event is for any reason other than death, Disability, or Retirement, you are entitled to exercise the Option, in accordance with the terms contained herein within 90 days after the Termination Event, provided that, in no event will the Option be exercisable beyond the original expiration date provided in the Award Memorandum.

(ii)    If your Termination Event is by reason of death or Disability, then you are (or in the event of your death or Disability resulting in judicial appointment of a guardian ad litem, administrator or other legal representative, the executor or administrator of your estate, any person who shall have acquired the Option through bequest or inheritance or such guardian ad litem, administrator or other legal representative is) entitled to exercise the Option in accordance with the terms contained herein within one (1) year after the Termination Event, provided that, in no event will the Option be exercisable beyond the original expiration date provided in the Award Memorandum.

(iii)    If your Termination Event is by reason of Retirement, you are entitled to exercise the Option in accordance with the terms contained herein until 90 days after the final vesting event of any equity-based award held by you under the Plan following Retirement, provided that, in no event will an Option be exercisable beyond the original expiration date provided in the

Award Memorandum. Notwithstanding the foregoing, if a Post-Retirement Violation occurs, then you will be entitled to exercise this Option to the extent vested (subject to Section 5 or Section 7(b)(vi)) until 90 days after the date of the Post-Retirement Violation.

(iv)    If you die after Retirement, the Option will fully vest and will be exercisable within one (1) year after your death, provided that, in no event will an Option be exercisable beyond the original expiration date provided in the Award Memorandum.

(d)    Expiration. Notwithstanding any provision contained in this Section 7 to the contrary, in no event may the Option be exercised to any extent by anyone after the Expiration Date set forth in the Award Memorandum.

(e)    For Cause Termination Event. If your employment is terminated for Cause (a “For Cause Termination Event”), the Option, whether or not vested, shall terminate immediately. For the sake of clarity, in the event that you experience a For Cause Termination Event, there shall be no accelerated or continued vesting under Section 7(a) or (b).

(f)    Change of Control. If a Change of Control of the Company occurs, the provisions of Section 18(c) of the Plan shall apply to the Option. If the successor or purchaser in the Change of Control has assumed the Company’s obligations with respect to the Option or provided a substitute award as contemplated by Section 18(c)(i) of the Plan and, within 12 months following the occurrence of the Change of Control, you are terminated without Cause or you terminate your employment for Good Reason (as hereinafter defined), the Option or such substitute award shall become fully vested and exercisable with respect to all Option Shares covered by the Option as of the time immediately prior to such termination of employment and, notwithstanding any other provision hereof, the Option shall become exercisable by you for 90 days following such termination (or such longer period as is otherwise specified in Section 7(c)), and the provisions of Section 5 shall immediately cease to apply.

“Good Reason” means your suffering any of the following events without your consent: (x) a significant or material lessening of your responsibilities; (y) a reduction in your annual base salary or a material reduction in the level of incentive compensation for which you have been eligible during the two years immediately prior to the occurrence of the Change of Control and/or a material adverse change in the conditions governing receipt of such incentive compensation from those that prevailed prior to the occurrence of the Change of Control; or (z) the Company requiring you to be based anywhere other than within 50 miles of your place of employment at the time of the occurrence of the Change of Control, except for reasonably required travel to an extent substantially consistent with your business travel obligations.

If the Change of Control of the Company occurs after your Retirement and prior to the date this Option has become vested in full (and prior to the occurrence of a Post-Retirement Violation), and if the successor or purchaser in the Change of Control does not either assume the Company’s obligations with respect to the Option or provide a substitute award, then this Option shall vest in full immediately prior to the date of such Change of Control.

(g)    Service as Director. For purposes of this Agreement, an employee of the Company, if also serving as a director, will not be deemed to have terminated employment for purposes of this Agreement until his or her service as a director ends, and his or her years of service will be deemed to include years of service as a director.

(h)    No Further Obligation. The Company will have no further obligations to you under this Agreement if the Option ceases to become exercisable as provided herein.

(i)    Separation Agreement. The provisions of this Section 7 are subject to (and may be amended by) the terms of a written separation agreement entered into between you and the Company or any of its Subsidiaries.

8.    Issuance of Shares. The Company, or its transfer agent, will issue and deliver the Option Shares to you as soon as practicable after you exercise any part of the Option and pay the Exercise Price Per Option Share and all related withholding taxes. If you die before the Company has distributed any portion of the Option Shares purchased upon exercise, the Company will issue the Option Shares to your estate or in accordance with applicable laws of descent and distribution. The Option Shares will be issued in book entry form, and the Company will not be liable for damages relating to any delays in making an appropriate book entry or any mistakes or errors in the making of the book entry; provided that the Company shall correct any errors caused by it. Any such book entry will be subject to such stop transfer orders and other restrictions as the Company may deem advisable under (a) the Plan and any agreement between you and the Company with respect to the Option Shares, (b) any applicable federal or state laws, and/or (c) the rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”) or any stock exchange upon which the Option Shares are listed. The Company may cause an appropriate book entry notation to be made with respect to the Option Shares to reference any of the foregoing restrictions.

9.    Non-Transferability of Award. Except as provided in the Plan, this Agreement and the Award Memorandum, until the Option Shares have been purchased upon exercise of any part of this Option, this Option and the Option Shares issuable upon exercise hereunder and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option, or of any right or privilege conferred hereby, contrary to the provisions of the Plan or of this Agreement, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this Option and the rights and privileges conferred hereby shall immediately become null and void.

10.    Conditions to Issuance of Shares. The Option Shares issued to you hereunder upon exercise and purchase may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any Option Shares hereunder prior to fulfillment of all of the following conditions: (a) the admission of such Option Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Option Shares under any state or federal law or under the rulings or regulations of the SEC or any other governmental regulatory body, which the compensation committee of the Board of Directors (the “Compensation Committee”) shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Compensation Committee shall, in its discretion, determine to be necessary or advisable; (d) the lapse of such reasonable period of time following the exercise of the Option as the Compensation Committee may establish from time to time for reasons of administrative convenience; and (e) your acceptance of the terms and conditions of this Agreement, the Award Memorandum and the Plan within the time period and in the manner specified in this Agreement.

11.    No Rights as Shareholder. Until you exercise any part of this Option, purchase Option Shares and the Option Shares are issued to you, you shall have no rights as a shareholder of the Company with respect to the Option Shares. Specifically, you understand and agree that you do not have voting rights or the right to receive dividends or any other distributions paid with respect to shares of Company common stock by virtue of this Option or the Option Shares subject hereto.

12.    Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company as follows: Corporate Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, WI 53045, or at such other address as the Company may hereafter designate in writing. Any notice to be given to you shall be addressed to you at the address set forth in the Company’s records from time to time.

13.    Captions; Agreement Severable. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

14.    Securities and Tax Representations.

(a)    You acknowledge receipt of the prospectus under the Registration Statement on Form S-8 with respect to the Plan filed by the Company with the SEC. You represent and agree that you will comply with all applicable laws and Company policies relating to the Plan, this Agreement, the exercise of the Option and any disposition of the Option Shares, and that upon the acquisition of any Option Shares, you will make or enter into such written representations, warranties and agreements as the Company may reasonably request to comply with applicable securities laws or this Agreement.

(b)    You represent and warrant that you understand the federal, state and local income and employment tax consequences of the granting of the Option, the exercise of the Option, the purchase of Option Shares, and the subsequent sale or other disposition of any Option Shares.

You understand and agree that when you exercise the Option, and thereby realize gross income (if any) taxable as compensation in respect of such exercise, the Company will be required to withhold federal, state and local taxes on the full amount of the compensation income realized by you and may also be required to withhold other amounts as a result of such exercise unless the Option is an incentive stock option. Accordingly, at or prior to the time that you exercise the Option, you hereby agree to provide the Company with cash funds or Option Shares equal in value to the total federal, state and local taxes and other amounts required to be withheld by the Company or its Subsidiary in respect of any compensation income in relation to the Option Shares or make other arrangements satisfactory to the Company regarding such amounts. All matters with respect to the total amount to be withheld as a result of the exercise of the Option shall be determined by the Company in its sole discretion.

15.    Market Stand-Off. The Company reserves the right to impose restrictions on dispositions in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended. Upon receipt of written notice from the Company of a trading restriction, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Option Shares acquired under this Option without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

16.    General Provisions.

(a)    None of the Plan, this Agreement or the Award Memorandum confers upon you any right to continue to be employed by the Company or any Subsidiary of the Company or limits in any respect any right of the Company or any Subsidiary of the Company to terminate your employment at any time, without liability.

(b)    This Agreement, the Award Memorandum, the Plan, and the Addendum contain the entire agreement between the Company and you relating to the Option and supersede all prior agreements or understandings relating thereto.

(c)    This Agreement, the Award Memorandum and the Addendum may only be modified, amended or cancelled as provided in the Plan.

(d)    If any one or more provisions of this Agreement, the Award Memorandum or the Addendum is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(e)    Any remedies available to the Company under the Plan or this Agreement are cumulative and are in addition to, and are not affected by, the other rights and remedies available to the Company under the Plan, this Agreement, by law or otherwise.

(f)    This Agreement, the Award Memorandum and the Addendum shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions.

(g)    The Company agrees, and you agree, to be subject to and bound by all of the terms and conditions of the Plan. The Prospectus for the Plan is accessible on the Company’s administrative agent’s website (www.netbenefits.fidelity.com) in the “forms library” and a paper copy is available upon request.

(h)    During your lifetime, the Option may only be exercised by you or your legal representatives.

(i)    This Agreement, as modified by the Addendum, and the Award Memorandum shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

(j)    You understand that, under the terms of the Plan, this Agreement and the Award Memorandum, the Company may cancel or rescind the Option and/or the Option Shares in certain circumstances.

By selecting the “I accept” box on the website of our administrative agent, you acknowledge your acceptance of, and agreement to be bound by, this Agreement, the Award Memorandum and the Plan.
Your acceptance of the terms of this Agreement, the Award Memorandum, the Plan, and the Addendum through our administrative agent’s website is a condition to your ability to exercise your Option. You must log on to our administrative agent’s website and accept the terms and conditions of this Agreement, the Award Memorandum and the Plan within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Agreement, the Award Memorandum and the Plan within such time, this Award will be forfeited and immediately terminate.